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Exhibit 12.1

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND OF
RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS

		Year Ended December 31,
	Nine Months Ended Sept 30, 2003
		2002	2001	2000	1999	1998
Ratio of Earnings to Fixed Charges
Pre-tax (loss) income from continuing operations before income (loss) from equity investees	$(2,136,058)	$(45,856,351)	$(16,641,834)	$(150,095,782)	$(125,285,251)	$39,791,199
Fixed charges, as defined (A)	55,824,300	93,843,055	98,935,637	139,414,298	151,379,831	136,314,785
Distributed income of equity investees	2,101,912	3,022,406	2,759,382	2,661,871	6,250,991	8,229,547
Preference security dividend requirements of consolidated subsidiaries	(99,499)	(7,920)	—	—	—	—

Earnings, as defined	55,690,655	51,001,190	85,053,185	(8,019,613)	32,345,571	184,335,531
Fixed charges, as defined	55,824,300	93,843,055	98,935,637	139,414,298	151,379,831	136,314,785

Ratio of Earnings to Fixed Charges	N/A	N/A	N/A	N/A	N/A	1.4

(A) Fixed charges, as defined:
Interest expense	$55,724,801	$93,835,135	$98,935,637	$139,414,298	$151,379,831	$136,314,785
Preference security requirements of consolidated subsidiaries	99,499	7,920	—	—	—	—

Fixed charges, as defined	$55,824,300	$93,843,055	$98,935,637	$139,414,298	$151,379,831	$136,314,785

Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends
Pre-tax (loss) income from continuing operations before income (loss) from equity investees	$(2,136,058)	$(45,856,351)	$(16,641,834)	$(150,095,782)	$(125,285,251)	$39,791,199
Fixed charges, as defined	55,824,300	93,843,055	98,935,637	139,414,298	151,379,831	136,314,785
Distributed income of equity investees	2,101,912	3,022,406	2,759,382	2,661,871	6,250,991	8,229,547
Preference security dividend requirements of consolidated subsidiaries	(99,499)	(7,920)	—	—	—	—

Earnings, as defined	55,690,655	51,001,190	85,053,185	(8,019,613)	32,345,571	184,335,531
Combined Fixed Charges and Preferred Stock Dividends (B)	61,003,980	103,172,153	107,081,118	146,325,950	157,219,983	143,312,644

Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends	N/A	N/A	N/A	N/A	N/A	1.3

(B) Combined Fixed Charges and Preferred Stock Dividends:
Fixed Charges:
Interest expense	$55,724,801	$93,835,135	$98,935,637	$139,414,298	$151,379,831	$136,314,785
Preference security requirements of consolidated subsidiaries	99,499	7,920	—	—	—	—
Preferred stock dividends	5,179,680	9,329,098	8,145,481	6,911,652	5,840,152	6,997,859

Combined Fixed Charges and Preferred Stock Dividends	$61,003,980	$103,172,153	$107,081,118	$146,325,950	$157,219,983	$143,312,644

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Exhibit 12.1